Exhibit 99.1

CBAK ENERGY TECHNOLOGY LIMITED

AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

CBAK Energy Technology Limited, a Cayman Islands exempted holding company (the “Company”) hereby establishes the CBAK ENERGY TECHNOLOGY LIMITED Amended and Restated 2023 EQUITY INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on the Company’s performance, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased share ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Share Units, Options (which may constitute ISOs or NSOs) or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York (except its choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Administrator. The Committee shall serve as Administrator of the Plan. The Committee shall consist of no less than two (2) Outside Directors who shall be appointed by the Board. The Committee shall be comprised solely of Outside Directors who are (a) “outside directors” under Section 162(m) of the Code, (b) “non-employee directors” under Rule 16b-3 of the Exchange Act, and (c) who meet any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded.

2.2 Administrator Responsibilities. The Administrator shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and the terms of the Awards, and (d) make all other decisions relating to the operation of the Plan. The Administrator may adopt such rules or guidelines as it deems appropriate to implement the Plan and amend any Award, subject to the consent of the holder of such Award to the extent required by applicable law. The Administrator’s determinations under the Plan shall be final and binding on all persons.

2.3 Committee for Non-Officer Grants. The Committee may delegate all or part of its authority and power under the Plan to a secondary committee of the Board or officers of the Company, that may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Notwithstanding the foregoing, with respect to Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority with respect to such Awards if doing so would cause such Awards to fail to so qualify. Within the limitations of this Section 2.3, any reference in the Plan to the Administrator shall include such secondary committee.

2.4 No Repricing. The Administrator may not reduce the Exercise Price for an Option or SAR, other than pursuant to Article 10. This shall include, without limitation, a repricing of the Option or SAR as well as an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, cash or other Award.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Ordinary Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Ordinary Shares issued under the Plan shall not exceed 20,000,000. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

3.2 Shares Returned to Reserve. If Restricted Shares or Ordinary Shares issued upon the exercise of Options under the Plan are forfeited or repurchased, then such Ordinary Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs under the Plan are forfeited or terminate for any other reason before being exercised or settled, then the corresponding Ordinary Shares shall again become available for Awards under the Plan. Notwithstanding the foregoing, the following Ordinary Shares shall not again become available for Awards or increase the number of Ordinary Shares available for grant under the Plan: (i) Ordinary Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option issued under the Plan, (ii) Ordinary Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Ordinary Shares repurchased by the Company with proceeds received from the exercise of an Option issued under the Plan, and (iv) Ordinary Shares subject to a SAR issued under this Plan that are not issued in connection with the share settlement of that SAR upon its exercise. To the extent an Award under the Plan is paid out in cash rather than Ordinary Shares, such cash payment shall not reduce the number of Ordinary Shares available for issuance under the Plan.

3.3 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall, if paid in Ordinary Shares, be applied against the number of Ordinary Shares that may be issued under the Plan. Any dividend equivalents paid or credited under the Plan shall, if paid in cash, not be applied against the number of Ordinary Shares that may be issued under the Plan.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Shares Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Share Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Share Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Share Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Share Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Share Option Agreements entered into under the Plan need not be identical. A Share Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

5.2 Number of Shares. Each Share Option Agreement shall specify the number of Ordinary Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.

5.3 Exercise Price. Each Share Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of an Ordinary Share on the date of grant. In no event shall the Exercise Price of an Ordinary Share be less than such Ordinary Share’s par value.

5.4 Exercisability and Term. Each Share Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable and vested. The Share Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten (10) years from the date of grant. A Share Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Ordinary Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Ordinary Shares are purchased, except that the Administrator at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Outside Director or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Shares. With the Administrator’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Ordinary Shares that are already owned by the Optionee. Such Ordinary Shares shall be valued at their Fair Market Value on the date when the new Ordinary Shares are purchased under the Plan.

6.3 Exercise/Sale. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Ordinary Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Promissory Note. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note that is consistent with applicable laws, regulations and rules.

6.5 Other Forms of Payment. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7. SHARE APPRECIATION RIGHTS.

7.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2 Number of Shares. Each SAR Agreement shall specify the number of Ordinary Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10.

7.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than 100% of the Fair Market Value of a Ordinary Share on the date of grant. In no event shall the Exercise Price of an Ordinary Share under an SAR be less than such Ordinary Share’s par value.

7.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of the SAR shall in no event exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included with an ISO only at the time of grant but may be included with an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Ordinary Shares, (b) cash or (c) a combination of Ordinary Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Ordinary Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Ordinary Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

ARTICLE 8. RESTRICTED SHARES.

8.1 Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Participant is an Outside Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by section 13(k) of the Exchange Act. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Restricted Shares.

8.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Any vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target may be based on one or more Performance Goals. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

8.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Share Award Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Any additional Restricted Shares that represent share dividends shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 9. SHARE UNITS.

9.1 Share Unit Award Agreement. Each grant of Share Units under the Plan shall be evidenced by a Share Unit Award Agreement between the recipient and the Company. Such Share Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Share Unit Award Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards. To the extent that an Award is granted in the form of Share Units, no cash consideration shall be required of the Award recipients. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Share Units.

9.3 Vesting Conditions. Each Award of Share Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Share Unit Award Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target may be based on one or more Performance Goals. A Share Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

9.4 No Voting or Dividend Rights. The holders of Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Share Units and any Ordinary Shares underlying the Share Units and deliverable thereunder unless and until such Ordinary Shares shall have been issued by the Company and held of record by such holder. No adjustment will be made for a dividend or other right for which the record date is prior to such date.

9.5 Form and Time of Settlement of Share Units. Settlement of vested Share Units may be made in the form of (a) cash, (b) Ordinary Shares or (c) any combination of both, as determined by the Administrator. The actual number of Share Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Share Units into cash may include (without limitation) a method based on the average Fair Market Value of Ordinary Shares over a series of trading days. Vested Share Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Share Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Share Units is settled, the number of such Share Units shall be subject to adjustment pursuant to Article 10.

9.6 Death of Recipient. Any Share Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Share Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing with the Company. A beneficiary designation may be changed by filing with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Share Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

ARTICLE 10. ADJUSTMENTS, DISSOLUTION OR LIQUIDATION, REORGANIZATIONS.

10.1 Adjustments. In the event of a subdivision of the outstanding Ordinary Shares, a declaration of a dividend payable in Ordinary Shares (other than regular, ongoing dividends) or other distribution (whether in the form of cash or Ordinary Shares), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Ordinary Shares, or other change in the corporate structure of the Company affecting the Ordinary Shares such that an adjustment is determined by the Administrator (in its discretion) to be appropriate to prevent dilution or enlargement of benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust each of the following:

(a)	The number of Options, SARs, Restricted Shares and Share Units available for future Awards under Article 3;

(b)	The limitations set forth in Sections 5.2, 7.2, 8.3 and 9.3;

(c)	The number of Ordinary Shares covered by each outstanding Option and SAR;

(d)	The Exercise Price under each outstanding Option and SAR (provided that in no event shall the Exercise Price of an Ordinary Share be less than such Ordinary Share’s par value); or

(e)	The number of Share Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Ordinary Shares in an amount that has a material effect on the price of Ordinary Shares, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 10, a Participant shall have no rights by reason of any issuance by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any share dividend or any other increase or decrease in the number of shares of any class.

10.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.

10.3 Change in Control. In the event of a Change in Control, all outstanding Awards shall be treated as the Administrator (in its discretion) determines, which need provide for treatment of all outstanding Awards (or a portion thereof) in an identical manner and may be effected without consent of a Participant. Such treatment shall provide for one or more of the following:

(a) The Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time the Award remains outstanding, to provide for automatic acceleration of vesting upon occurrence of a Change in Control, whether or not the Award is assumed or replaced in the Change in Control, or in connection with a termination of a Participant’s Service following a Change in Control.

(b) The assumption of any outstanding Awards by the surviving, continuing, successor or purchasing entity or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for any outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of any outstanding Options and SARs and full vesting of the Ordinary Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of any Options and SARs and full vesting of such Ordinary Shares may be contingent on the closing of the Change in Control. The Optionees shall be able to exercise such Options and SARs during a period preceding the closing date of the Change in Control. Any exercise of such Options and SARs during such period may be contingent on the closing of the Change in Control.

(e) The cancellation of any outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Ordinary Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Ordinary Shares are then vested) as of the closing date of such Change in Control over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Ordinary Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Ordinary Shares would have vested. If the Exercise Price of the Ordinary Shares subject to such Options and SARs exceeds the Fair Market Value of such Ordinary Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of any outstanding Share Units and a payment to the Participants equal to the Fair Market Value of the Ordinary Shares subject to such Share Units (whether or not such Share Units are then vested) as of the closing date of such Change in Control. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Share Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Share Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 11. PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m).

11.1 General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Article 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Article 11.

11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Shares or Share Units or other incentives under the Plan may, in the discretion of the Administrator, be made subject to the achievement of one or more Performance Goals.

11.3 Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 12. LIMITATION ON RIGHTS.

12.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s articles of incorporation and by-laws and a written employment agreement (if any).

12.2 Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Ordinary Shares covered by his or her Award prior to the time when a share certificate for such Ordinary Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Ordinary Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of share certificates to reflect the issuance of Ordinary Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Ordinary Shares are traded.

12.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Ordinary Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Ordinary Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

12.4 Transferability of Awards. No Awards granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or beneficiary designations under procedures established by the Administrator. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit transfers of Awards for estate planning and charitable purposes in accordance with procedures it establishes.

12.5 Clawback Policy. Awards granted under the Plan and any gross proceeds received by Participants with respect to Awards granted under the Plan shall be subject to any clawback policy that may be adopted or amended thereafter by the Administrator from time to time, to comply with regulations related to recoupment or clawback of compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing standards of any national securities exchange on which the Company’s securities are listed or any other applicable law, rule, or regulation. Clawback can, if applicable and where permitted by applicable local law, be made by deducting payments that will be due in the future (including salary, bonuses, and other forms of compensation). A Participant’s acceptance of an Award under the Plan shall constitute such Participant’s acknowledgement and recognition that the Participant’s compliance with this Section 12.5 is a condition for the Participant’s receipt of the Award.

ARTICLE 13. WITHHOLDING TAXES.

13.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Ordinary Shares or make any cash payment under the Plan until such obligations are satisfied.

13.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such minimum required withholding obligations by having the Company withhold all or a portion of any Ordinary Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Ordinary Shares that he or she previously acquired. Such Ordinary Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 14. FUTURE OF THE PLAN.

14.1 Effective Date. The Plan became effective on the date it was initially approved by the requisite vote of the Company’s shareholders on December 15, 2023 (the “Effective Date”). No Awards shall be made under the Plan prior to the Effective Date.

14.2 Term of the Plan. The Plan shall become effective on the Effective Date and shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 14.2 or (b) the 10th anniversary of the Effective Date; provided, however, that Awards made before the termination or expiration of the Plan may be exercised, vested, settled or otherwise effectuated after such date in accordance with the terms of such Awards.

14.3 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. No action taken pursuant to this Section 14.3 of the Plan shall, without the consent of the Participant, adversely affect any Awards which have been previously granted to a Participant except pursuant to Section 12.3 of the Plan.

14.4 Shareholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules (including any applicable stock exchange rules).

ARTICLE 15. DEFINITIONS.

(a) “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Article 2.

(b) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c) “Award” means any award of an Option, a SAR, a Restricted Share or a Share Unit under the Plan.

(d) “Board” means the Company’s Board of Directors, as constituted from time to time.

(e) “Change in Control” means:

(1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(2) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(3) A change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(4) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (4), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the shares of the Company. For purposes of this subsection (4), the acquisition of additional shares by any one person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered an additional Change in Control. A transaction shall not constitute a Change in Control (i) if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (ii) it does not qualify as a change of control event within the meaning of Section 409A.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee appointed by the Board that consists of one or more Board members or other individuals satisfying all applicable laws. As of the Effective Date, and until otherwise determined by the Board, the Compensation Committee of the Board will serve as the Committee.

(h) “Ordinary Share” means one ordinary share of the Company, par value of US$0.001 each.

(i) “Company” means CBAK Energy Technology Limited, a Cayman Islands exempted holding company,. or any successor thereto.

(j) “Consultant” means any consultant, advisor or other person who provides significant services to the Company, a Parent, a Subsidiary or an Affiliate, but who is not an Employee or an Outside Director. However, a person shall not be eligible to be granted an Award if inclusion of that person as a Consultant would cause the Awards and/or Shares available under the Plan to be ineligible for registration on a Form S-8 Registration Statement under the 1933 Act.

(k) “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price,” in the case of an Option, means the amount for which one Ordinary Share may be purchased upon exercise of such Option, as specified in the applicable Share Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Ordinary Share in determining the amount payable upon exercise of such SAR.

(n) “Fair Market Value” means the market price of Ordinary Shares, determined by the Administrator in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

(o) “ISO” means an incentive share option described in section 422(b) of the Code.

(p) “NSO” means a share option not described in sections 422 or 423 of the Code.

(q) “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Ordinary Shares.

(r) “Optionee” means a person or estate who holds an Option or SAR.

(s) “Outside Director” means a member of the Board who is not an Employee.

(t) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(u) “Participant” means a person or estate who holds an Award.

(v) “Performance Goals” means the goal(s), or combination of goal(s) determined by the Administrator with respect to an Award. The performance goals that may be used by the Administrator may consist of any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to shareholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) share price, (viii) return on equity, (ix) total shareholder return, (x) growth in shareholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating income or net operating income, (xvi) operating margin, (xvii) market share, (xviii) overhead or other expense reduction, (xix) credit rating, (xx) objective customer indicators, (xxi) improvements in productivity, (xxii) attainment of objective operating goals, (xxiii) objective employee metrics, (xxiv) return ratios,

(xxv) objective qualitative milestones, and (xxvi) other objective financial or other metrics relating to the progress of the Company or to a Subsidiary, division or department thereof.

(w) “Performance Period” means a period established by the Administrator during which performance objectives or continued Service must be met pursuant to Article 11.

(x) “Plan” means this CBAK Energy Technology Limited Amended and Restated 2023 Equity Incentive Plan, as amended from time to time.

(y) “Restricted Share” means an Ordinary Share awarded under the Plan.

(z) “Restricted Share Award Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

(aa) “SAR” means a share appreciation right granted under the Plan.

(bb) “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

(cc) “Section 409A” means Section 409A of the Code.

(dd) “Service” means service as an Employee, Outside Director or Consultant.

(ee) “Share Option Award Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

(ff) “Share Unit” means a bookkeeping entry representing the equivalent of one Ordinary Share, as awarded under the Plan.

(gg) “Share Unit Award Agreement” means the agreement between the Company and the recipient of a Share Unit that contains the terms, conditions and restrictions pertaining to such Share Unit.

(hh) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ii) “Total and Permanent Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.